SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Countrywide Financial

(Name of Registrant as Specified In Its Charter)

Countrywide Financial

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	CONTACT:	David Bigelow
Lisa Riordan
For Immediate Release		(818) 225-3550

COUNTRYWIDE TO HOLD SPECIAL MEETING OF STOCKHOLDERS
TO INCREASE AUTHORIZED SHARES
— Board Declares 2-For-1 Stock Split —

CALABASAS, CA (June 25, 2004) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, announced today that it will hold a special meeting of its stockholders on August 17, 2004 at 2:00 p.m. CDT at the Westin Stonebriar Resort located at 1549 Legacy Drive, Frisco, Texas, 75034. The purpose of the special meeting is to approve a proposed amendment to the Restated Certificate of Incorporation of the Company to increase the number of shares of common stock the Company has the authority to issue from 500,000,000 to 1,000,000,000.

The Company’s Board of Directors has declared a two-for-one stock split in the form of a stock dividend, subject to stockholder approval of the proposed amendment to the Restated Certificate of Incorporation. If approved by stockholders, the two-for-one stock split, effected as a stock dividend, would be payable on August 30, 2004 to stockholders of record on August 25, 2004. Stockholders should be advised that the ex-date for the stock dividend will be August 31, 2004 and if stockholders trade the stock prior to the close of business on the payable date, they lose entitlement to the stock dividend distribution. Stockholders should contact their brokers for more information.

Countrywide’s management believes that the proposed amendment is in the best interests of the Company’s stockholders. In addition to allowing a two-for-one stock split, shares authorized under the amendment may be used to facilitate the potential issuance of shares to support future Company growth, to maintain the Company’s stock-based employee compensation programs and for any other purposes deemed appropriate by the Board and Company management.

The Company has set July 9, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. A proxy statement on Schedule 14A detailing the foregoing is expected to be filed with the Securities and Exchange Commission on or about June 28, 2004.

Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
  Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders.
© 2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services in domestic and international markets.

Additional Information and Where to Find It. In connection with the proposed amendment to the Company’s Restated Certificate of Incorporation, the Company will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read such proxy statement when it becomes available because it will contain important information. Information regarding the interests of the participants in the solicitation of proxies will be described in the proxy statement. Investors and other security holders can obtain copies of the proxy statement free of charge when it becomes available by directing a request to Countrywide Financial Corporation, Investor Relations, 4500 Park Granada, Calabasas, CA 91302, Telephone (818) 225-3550. You may also obtain free copies of the proxy statement when it becomes available by accessing the SEC’s website at http://www.sec.gov. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Forward-Looking Statements. This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to future operations, as well as business plans and strategies that are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
  Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders.
© 2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.